April 19, 2012

Filed pursuant to Rule 433

Registration Statement No. 333-160214

Jefferies Group, Inc.

6.875% SENIOR NOTES REOPENING DUE 2021

Issuer:	Jefferies Group, Inc.

Issue:	Senior Notes due 2021

Security Type:	Senior Unsecured Fixed Rate Notes

Anticipated Ratings (Moody’s/S&P/Fitch):	Baa2(Stable)/BBB(Negative)/BBB(Stable)

Reopening Deal Size:	$200,000,000

Outstanding Deal Size:	$550,000,000

Total Deal Size:	$750,000,000

Trade Date:	April 19, 2012

Settlement Date:	April 24, 2012 (T + 3)

Final Maturity:	April 15, 2021

Interest Payment Dates:	Semi-annually on October 15th and April 15th

Benchmark Treasury:	2.00% UST due 2/15/22

Spread to Benchmark:	T + 509.2 basis points

Treasury Strike:	1.954% / 100-13

Yield to Maturity:	7.046%

Coupon:	6.875%

Public Offering Price:	98.875% (Price does not include accrued interest from April 15, 2012 to, but not including, the settlement date totaling $343,750 in aggregate which is payable by the purchasers)

Underwriting Discount:	0.45%

Proceeds, Before Expenses:	$196,850,000

Day Count Convention:	30/360

Make-Whole Call Payment:	UST + 50 basis points

Minimum Denominations:	$5,000 and integral multiples of $1,000 in excess thereof

CUSIP:	472319AH5

ISIN:	US472319AH57

Sole Manager:	Jefferies & Company, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jefferies & Company, Inc. at (201)761-7610.